                                                                  EXHIBIT 10.11
                                                                  -------------

Delta Air Lines, Inc.
Executive Deferred Compensation Plan

Article 1.  Establishment and Purposes

     1.1 Establishment. Delta Air Lines, Inc., a Delaware corporation (the "Company"), hereby establishes, effective as of July 1, 1994, a deferred compensation plan for key employees as described herein, which shall be known as the "Delta Air Lines, Inc. Executive Deferred Compensation Plan" (the "Plan").

     1.2 Purpose. The purpose of the Plan is to provide certain key employees of the Company with the opportunity to voluntarily defer a portion of their compensation, subject to the terms of the Plan. By adopting the plan, the Company desires to enhance its ability to attract and retain employees of outstanding competence.

Article 2.  Definitions

     Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

     (a) "Board" or "Board of Directors" means the Board of Directors of the Company.

     (b) "Bonus" means any incentive award based on an assessment of performance, payable by the Company to a Participant with respect to the Participant's services during a Year, and shall be deemed earned only upon award by the Company. For purposes of the Plan, "Bonus" shall not include incentive awards which relate to a period exceeding one (1) Year.

     (c)  "Change in Control" shall be deemed to have occurred:

          (i) Fifteen (15) days after a public announcement that any person (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), without prior approval of the Board, has acquired, either directly or indirectly, beneficial ownership of securities representing twenty percent (20%) or more of the total votes that could be cast by the holders of all the Company's outstanding securities entitled to vote in elections of Directors; or

          (ii) When individuals constituting the Board as of the Effective Date (or the successors of such individuals nominated by a Board of Directors on which such individuals or such successors constituted a majority) cease to constitute a majority of the Board of Directors.

     (d) "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Committee" means a committee of two (2) or more individuals, appointed by the Board to administer the Plan, pursuant to Article 3.

     (f) "Company" means Delta Air Lines, Inc., a Delaware corporation (including any and all Subsidiaries), and any successor thereto.

     (g) "Compensation" means the gross Salary, Bonus, Long-Term Awards, and other payments eligible for deferral under the Plan, which are payable to a Participant with respect to services performed during a Year.

     (h) "Disability" means a disability which would qualify the Participant for Long-Term Disability benefits as defined in Section 4.03 of the Delta Family-Care Disability and Survivorship Plan, as may be amended from time to time.

     (i) "Effective Date" means the date the Plan becomes effective, as set forth in Section 1.1 herein.

     (j)  "Employee" means a full-time, salaried employee of the Company.

     (k) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Act thereto.

     (l) "Long-Term Award" means any cash award (other than cash payment in connection with any stock option or stock appreciation right awards under the 1989 Stock Incentive Plan) payable to a Participant pursuant to a Company program which establishes incentive award opportunities which are contingent upon performance which is measured over periods greater than one (1) Year.

     (m) "Participant" means an Employee who is actively participating in the Plan.

     (n) "Plan" means the Delta Air Lines, Inc. Executive Deferred Compensation Plan.

     (o) "Salary" means all regular, basic wages, before reduction for amounts deferred pursuant to the Plan or any other plan of the Company, payable in cash to a Participant for services to be rendered during the Year, exclusive of any Bonus, Long-Term Awards, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses.

     (p) "Subsidiary" means any corporation (other than the Company) in which the Company or a Subsidiary of the Company owns fifty percent (50%) or more of the total combined voting power of all classes of stock.

     (q) "Year" means the fiscal year of the Company.

Article 3.  Administration

     3.1 Authority of the Committee. The Plan shall initially be administered by the Personnel, Compensation and Nominating Committee of the Board. Subject to the terms of this Plan, the Board may appoint a successor Committee to administer the Plan. The members of the Committee shall be appointed by, must be members of, and shall serve at the discretion of the Board.

     Subject to the provisions herein, the Committee shall have the exclusive discretion to select Employees for participation in the Plan; to determine the terms and conditions of each Employee's participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; to amend (subject to the provisions of Article 9 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan. Subject to the terms of the Plan, the Committee may delegate any or all of its authority granted under the Plan to an executive or executives of the Company.

     3.2 Claims Procedure. If a request for benefits by a Participant or beneficiary is wholly or partially denied, the Committee will provide such claimant written notice setting forth the denial. A review procedure is available upon written request by the claimant to the Committee within 90 days after the date of the Committee's written notice of the denial of the claim, and includes the right to examine pertinent documents and submit issues and comments in writing to the Committee. The decision on review will be made within 90 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 90 days, and shall be in writing. If a decision on review is not made within such period, the Participant's claim shall be deemed denied.


     3.3 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties.

Article 4.  Eligibility and Participation

     4.1 Eligibility. Employees eligible to participate in the Plan include key policy-makers and decision-makers of the Company, as selected by the Committee, at its sole discretion. It is the intent of the Company to extend eligibility only to those executives who comprise a select group of management or highly compensated employees, such that the Plan will qualify for treatment as a "Top Hat" plan under ERISA.

     In the event a Participant no longer meets the requirements for participation in the Plan, such Participant shall become an inactive Participant, retaining all the rights described under the

Plan, except the right to make any further deferrals, until such time that the Participant again becomes an active Participant.

     4.2 Participation. Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in Section 4.1 herein. Employees who are chosen to participate in the Plan in any given Year shall be so notified in writing.

     4.3 Partial Year Eligibility. In the event that an Employee first becomes eligible to participate in the Plan during a Year, such Employee shall, within thirty (30) calendar days of becoming eligible, be notified by the Company of his or her eligibility to participate, and the Company shall provide each such Employee with an "Election to Defer Form," which must be completed by the Employee as provided in Section 5.2 herein; provided, however, that such Employee may only make an election to defer with respect to that portion of his or her Compensation for such Year which is to be earned after the filing of the deferral election.

     4.4 No Right to Participate. No Employee shall have the right to be selected as a Participant, or, having been so selected for any given Year, to be selected again as a Participant for any other Year.

Article 5.  Deferral Opportunity

     5.1 Amount Which May Be Deferred. A Participant may elect to defer up to one hundred percent (100%) of eligible components of Compensation, including but not limited to Salary, Bonus, and Long-Term Awards, in any Year; provided, however, that the Committee shall have sole discretion to designate which components of Compensation are eligible for deferral elections under the Plan in any given Year. The minimum amount of any single eligible component of Compensation which may be deferred in any Year is the lesser of ten percent (10%) of such component and ten thousand dollars ($10,000). In addition, an election to defer Compensation in any Year shall be expressed by each Participant in minimum increments of either ten percent (10%) of the applicable component of Compensation or ten thousand dollars ($10,000).

     5.2 Deferral Election. Participants shall make their elections to defer Compensation under the Plan at least thirty (30) calendar days prior to the beginning of each Year, or not later than thirty (30) calendar days following notification of eligibility to participate for a partial Year. All deferral elections shall be irrevocable, and shall be made on an "Election to Defer Form," as described herein. Notwithstanding the foregoing, Participants shall make their elections to defer Salary under the Plan at least thirty (30) calendar days prior to the beginning of each calendar year for which the Salary is payable, or not later than thirty (30) calendar days following notification of eligibility to participate for a partial calendar year.

     Participants shall make the following irrevocable elections on each "Election to Defer Form":

     (a) The amount to be deferred with respect to each eligible component of Compensation for the Year;

     (b) The length of the deferral period with respect to each eligible component of Compensation, pursuant to the terms of Section 5.3 herein; and

     (c) The form of payment to be made to the Participant at the end of the deferral period (s), pursuant to the terms of Section 5.4 herein.

     Notwithstanding the amounts requested to be deferred pursuant to Subparagraph (a) above, the limits on deferrals set forth in Section 5.1 herein shall apply to the requested deferrals each Year.

     5.3 Length of Deferral. The deferral periods elected by each Participant with respect to deferrals of Compensation for any Year shall be at least equal to one (1) year following the end of the Year in which the Compensation is earned, and shall be no greater than ten (10) years following such date. However, notwithstanding the deferral periods elected by a Participant, payment of deferred amounts and accumulated interest thereon shall be made to the Participant in a single lump sum in the event the Participant's employment with the Company is terminated by reason of death or Disability at any time prior to full payment of deferred amounts and interest thereon. Such payment following employment termination shall be made in cash, within thirty (30) calendar days after the termination of the Participant's employment.

     5.4 Payment of Deferred Amounts. Subject to the provisions of Section 5.5, 5.6 and Article 9 of the Plan, Participants shall be entitled to elect to receive payment of deferred amounts, together with interest earned thereon, at the end of the deferral period in a single lump-sum cash payment, by means of installments, or in such other format approved by the Committee. Such elections shall be made within the same time periods as required in Section 5.2 of the Plan.

     (a)  Lump-Sum Payment.  Such payment shall be made in cash within sixty
          (60) calendar days of the date specified by the Participant as the date for payment of deferred Compensation, as described in Sections
          5.2 and 5.3 herein.

     (b) Installment Payments. Participants may elect payout in installments, with a minimum number of installments of two (2), and a maximum of fifteen (15). The initial payment shall be made in cash within sixty
          (60) calendar days after the commencement date selected by the Participant pursuant to Sections 5.2 and 5.3 herein. The remaining installment payments shall be made in cash each year thereafter, until the Participant's entire deferred compensation account has been paid. Interest shall accrue on the deferred amounts in the Participant's deferred compensation account, as provided in Section 6.2 of this Plan. The amount of each installment payment shall be equal to the balance remaining in the Participant's deferred compensation account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining.

          In the event a Participant's employment with the Company is terminated by reason of death or Disability at a time when there is a balance in the Participant's deferred compensation account, the entire balance shall be paid out to the Participant, as set forth in Section 5.3 herein.

     (c) Alternative Payment Schedule. A participant may submit an alternate payment schedule to the Committee for approval; provided, however, that no such alternate payment schedule shall be permitted unless approved by the Committee.

     5.5 Financial Hardship. The Committee shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship. In such event, the Committee may, in its sole discretion:

     (a) Authorize the cessation of deferrals by such Participant under the Plan; or

     (b) Provide that all, or a portion, of the amount previously deferred by the Participant shall immediately be paid in a lump-sum cash payment; or

     (c) Provide that all, or a portion, of the installments payable over a period of time shall immediately be paid in a lump-sum cash payment; or

     (d) Provide for such other installment payment schedule as deemed appropriate by the Committee under the circumstances.

     For purposes of this Section 5.5, "severe financial hardship" shall mean any financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; and (iii) by cessation of deferrals under the Plan.

     Withdrawals of amounts because of a severe financial hardship may only be permitted to the extent reasonably necessary to satisfy the hardship. Examples of what are not considered to be severe financial hardships include the need to send a Participant's child to college or the desire to purchase a home. The Participant's account will be credited with earnings in accordance with the Plan up to the date of distribution.

     The severity of the financial hardship shall be judged by the Committee. The Committee's decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant's future deferral opportunities shall be ceased, and/or the manner in which, if at all the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.

     5.6 Change in Control. Notwithstanding any provision contained in the Plan, in the event of a Change in Control, in its sole discretion, the Committee may direct that all Participants shall be entitled to an immediate lump sum payment of their deferred amounts, together with interest earned thereon.

Article 6.  Deferred Compensation Accounts

     6.1 Participants' Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant under
Article 5 herein. Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant.

     6.2 Interest on Deferred Amounts. Compensation deferred under Article 5 shall accrue interest on a quarterly basis at a rate equal to the rate elected by the participant from among the alternatives offered by the Company upon deferral. Each Participant's deferred compensation account shall be credited on the last day of each calendar quarter, with interest computed on the average balance in the account during such quarter.

     Interest earned on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.

     6.3 Charges Against Accounts. There shall be charged against each Participant's deferred compensation account any payments made to the Participant or to his or her beneficiary.

     6.4 Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee. Each designation shall be effective as of the date received by to the Corporate Secretary of the Company from the Participant.

     Participants may change their designations of beneficiary on such form as prescribed by the Committee. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Secretary of the Company prior to the Participant's death.

     In the event that all the beneficiaries named by a Participant pursuant to this Section 6.4 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant's beneficiaries shall be paid to the Participant's estate.

     In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.

Article 7.  Rights of Participants

     7.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants' accounts when due. Payment of account balances shall be made out of the general funds of the Company.

     7.2 Unsecured Interest. No Participant or party claiming an interest in deferred amounts or contributions under a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

     The Company may establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of deferred amounts and/or contributions. Any such trust created by the Company will conform to the terms of the model trust as contained in the most current revenue procedure and related releases. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's general creditors. To the extent any deferred amounts or contributions under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts and contributions shall remain the obligation of, and shall be paid by, the Company.

     7.3 Employment. Nothing in the Plan shall interfere with nor limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

Article 8.  Withholding of Taxes

     The Company shall withhold from an employee's regular compensation from the Company an amount sufficient to satisfy foreign, Federal, state, and local income or other withholding tax requirements with regard to amounts deferred under the Plan. However, the Company reserves the right to institute alternative methods for satisfying the applicable income and withholding tax requirements.

Article 9.  Amendment and Termination

     The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Committee. Except as described below in this
Article 9, no such amendment or termination shall in any material manner adversely affect any Participant's rights to deferred amounts, contributions, or interest earned thereon, without the consent of the Participant.

     The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Board may terminate the

Plan and commence termination payout for all or certain Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. If payout is commenced pursuant to the operation of this Article 9, the payment of such amounts shall be made in a lump sum regardless of the manner selected by each Participant under Section 5.4 herein as applicable.

Article 10.  Miscellaneous

     10.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Corporate Secretary of the Company. Notice to the Corporate Secretary of the Company, if mailed, shall be addressed to the principal executive offices of the Company Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     10.2 Nontransferability. Participants' rights to deferred amounts, contributions, and interest earned thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

     10.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     10.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

     10.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

     10.6 Applicable Law. The Plan shall be construed and enforced in accordance with the provisions of ERISA. In the event that ERISA is not applicable or does not preempt State law, the laws of the state of Georgia shall govern.

     10.7 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.